Exhibit 4.1

CASCADE NATURAL GAS CORPORATION

TO

THE BANK OF NEW YORK, as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 25, 2005

Supplemental to Indenture Dated as of August 1, 1992

SECOND SUPPLEMENTAL INDENTURE, dated as of January 25, 2005, between Cascade Natural Gas Corporation, a corporation duly organized and existing under the laws of the state of Washington (herein called the “Company”), having its principal office at 222 Fairview Avenue North, Seattle, Washington 98109, and The Bank of New York, a New York banking corporation, as Trustee (herein called the “Trustee”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286.

RECITALS OF THE COMPANY

The Company and the Trustee have heretofore entered into an indenture dated as of August 1, 1992 (herein called the “Indenture”), to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein called the “Instruments”), unlimited as to principal amount, all as provided in the Indenture.  The Company and the Trustee have also entered into a First Supplemental Indenture dated as of October 25, 1993, which by its terms is incorporated in the Indenture.

Section 901 of the Indenture provides that, without the consent of any Holders, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of, among other things, establishing the form or terms of Instruments of any series as permitted by Sections 201 or 301.

The Company, pursuant to the foregoing authority and pursuant to appropriate action of its Board of Directors, proposes in and by this Second Supplemental Indenture to establish a series of insured quarterly notes as hereinafter provided.

The Company represents that all conditions and requirements necessary to make this Second Supplemental Indenture, in the form and upon the terms hereof, a valid, binding and legal instrument, in accordance with its terms, and for the purposes herein expressed, have been done, performed and fulfilled, and the execution and delivery hereof, in the form and upon the terms hereof, have been in all respects duly authorized.

NOW, THEREFORE, for and in consideration of the premises and the execution and delivery by the Trustee of this Second Supplemental Indenture, it is mutually covenanted and agreed as follows:

SECTION 1.                            DEFINED TERMS

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms used herein in capitalized form and defined in the Indenture have the meanings specified in the Indenture.

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SECTION 2.                            5.25% INSURED QUARTERLY NOTES DUE FEBRUARY 1, 2035

In accordance with Section 301 of the Indenture, the Company does hereby establish a series of debt securities with the following terms and characteristics (the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

(1)                                  the title of the securities of such series shall be “5.25% Insured Quarterly Notes Due February 1, 2035” (the “Notes”); the form of the Notes shall be in substantially the form attached hereto as Exhibit A, which form is hereby incorporated by reference herein as if fully set forth herein;

(2)                                  the initial aggregate principal amount of Notes to be authenticated and delivered under the Indenture shall be $30,000,000 (additional Notes, without limitation as to amount, and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in the Indenture);

(3)                                  except as otherwise provided in the form of Note attached hereto with respect to payment at the Stated Maturity Date (as hereinafter defined) or any redemption thereof, interest on the Notes shall be payable to the Person or Persons in whose names the Notes are registered at the close of business on the Regular Record Date (as hereinafter defined) for such interest; any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture;

(4)                                  the principal of the Notes shall be due and payable on February 1, 2035 (the “Stated Maturity Date”), unless redeemed or otherwise repaid prior to the Stated Maturity Date as provided herein;

(5)                                  the Notes shall bear interest at a fixed rate of 5.25% per year; interest shall accrue on any Note from January 25, 2005 or the most recent date to which interest has been paid or duly provided for, or, if the authentication date of any Note is after any Regular Record Date but before the next succeeding Interest Payment Date, from the next succeeding Interest Payment Date; the Interest Payment Dates for the Notes shall be February 1, May 1, August 1 and November 1 of each year, with an initial Interest Payment Date of May 1, 2005; and the Regular Record Date shall be the fifteenth calendar day of the month immediately preceding the month in which the applicable Interest Payment Date falls; and interest shall be calculated on the basis of a 360-day year of twelve 30-day months;

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(6)                                  the corporate trust office of The Bank of New York in the Borough of Manhattan, the City of New York, State of New York shall be the office or agency of the Company at which the principal of and interest on the Notes shall be payable, at which Notes may be surrendered for registration of transfer and exchange, and at which notices and demands to or upon the Company with respect to the Notes and the Indenture may be served;

(7)                                  the Notes shall be redeemable in whole or in part, without premium, from time to time, on or after February 1, 2010 upon not less than 30 nor more than 60 days prior written notice, at the option of the Company, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the Redemption Date; in the event of redemption of the Notes in part only, a new Note or Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof;

(8)                                  the Notes shall be issued in global form and the depository for Notes issued in global form shall be The Depository Trust Company (the “Depository”); beneficial interests in Notes issued in global form may not be exchanged, in whole or in part, for the individual securities represented thereby, except that (a) if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed within 90 days, (b) if the Company at any time and in its sole discretion determines not to have the Notes represented by one or more global notes, or (c) if there shall have occurred an Event of Default with respect to the Notes, the Company will issue individual certificate notes in exchange for the global notes; owners of beneficial interests in such global notes will not be considered the Holders thereof for any purpose under the Indenture, and no global note representing a Note shall be exchangeable, except for another global note of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor depository or its nominee; the rights of Holders of such global notes shall be exercised only through the Depository;

(9)                                  the Company shall be obligated to redeem all or part of the Notes upon the request of the representative of a deceased beneficial owner of Notes as and to the extent provided therein;

(10)                            the Notes issued shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000;

(11)                            not applicable;

(12)                            see Section 4 hereof; and

(13)                            the Opinion of Counsel referred to in clause (z) of Section 401 of the Indenture, as such Section 401 was amended by the First Supplemental Indenture dated as of October 25, 1993 between the Company and the Trustee, shall be based upon a change in federal income tax law after the date of issuance of the Notes or a ruling of the Internal Revenue Service and, in addition to what is required by such Section 401, shall be to the effect that the Holders of the Notes will be subject to federal income tax on

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the same amounts, in the same manner and at the same times as would have been the case but for the discharge.

SECTION 3.                            INSURANCE PROVISIONS

The Company will enter into a Reimbursement and Indemnity Agreement, dated as of January 25, 2005, with MBIA Insurance Corporation (“MBIA”) (as the same may be amended, the “Reimbursement and Indemnity Agreement”) related to the Notes, whereby MBIA will issue its financial guaranty insurance policy (the “Policy”) to insure the regularly scheduled payments of principal of and interest on the Notes and the full and complete payment of the redemption price upon a mandatory redemption of the Notes at the option of the representative of a deceased beneficial owner of the Notes.  In this regard,

A.                                   In the event that the Company does not intend or will be unable to make any payment on the Notes when due, the Company is required to provide written notice thereof to MBIA or its designee three days prior to the date such Note payment is due.

B.                                     If, as of the opening of business on any date on which a payment on the Notes is due, the Trustee has not received payments from the Company pursuant to the Indenture in amounts sufficient to pay all principal and interest coming due on the Notes, the Trustee shall immediately notify MBIA or its designee by telephone or telecopy, confirmed in writing by registered or certified mail, of the amount of the deficiency.

C.                                     If the deficiency is made up in whole or in part prior to or on the payment date, the Trustee shall so notify MBIA or its designee.

D.                                    In addition, if the Trustee has notice that any Holder of a Note has been required to disgorge payments of principal or interest on the Notes to a trustee in bankruptcy or creditors or others pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such Holder within the meaning of any applicable bankruptcy laws, then the Trustee shall notify MBIA or its designee of such fact by telephone or telegraphic notice, confirmed in writing by registered or certified mail.

E.                                      The Trustee is hereby irrevocably designated, appointed, directed and authorized to act as attorney-in-fact for Holders of the Notes as follows:

1.                                       If and to the extent there is a deficiency in amounts required to pay interest on the Notes, the Trustee shall (a) execute and deliver to U.S. Bank Trust National Association, or its successors under the Policy (the “Insurance Paying Agent”), in form satisfactory to the Insurance Paying Agent, an instrument appointing MBIA as agent for such Holders in any legal proceeding related to the payment of such interest and an assignment to MBIA of the claims for interest to which such deficiency relates and which are paid by MBIA, (b) receive as designee of the respective Holders (and not as Trustee) in accordance with the tenor of the Policy

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payment from the Insurance Paying Agent with respect to the claims for interest so assigned, and (c) disburse the same to such respective Holders; and

2.                                       If and to the extent of a deficiency in amounts required to pay principal of the Notes, the Trustee shall (a) execute and deliver to the Insurance Paying Agent in form satisfactory to the Insurance Paying Agent an instrument appointing MBIA as agent for such Holder in any legal proceeding relating to the payment of such principal and an assignment to MBIA of any of the Notes surrendered to the Insurance Paying Agent of so much of the principal amount thereof as has not previously been paid or for which moneys are not held by the Trustee and available for such payment (but such assignment shall be delivered only if payment from the Insurance Paying Agent is received), (b) receive as designee of the respective Holders (and not as Trustee) in accordance with the tenor of the Policy payment therefor from the Insurance Paying Agent, and (c) disburse the same to such Holders.

F.                                      Payments with respect to claims for interest on and principal of Notes disbursed by the Trustee from proceeds of the Policy shall not be considered to discharge the obligation of the Company with respect to such Notes, and MBIA shall become the owner of such unpaid Note and claims for the interest in accordance with the tenor of the assignment made to it under the provisions of this subsection or otherwise.

G.                                     Irrespective of whether any such assignment is executed and delivered, the Company and the Trustee hereby agree for the benefit of MBIA that:

1.                                       They recognize that to the extent MBIA makes payments, directly or indirectly (as by paying through the Trustee), on account of principal of or interest on the Notes, MBIA will be subrogated to the rights of such Holders to receive the amount of such principal and interest from the Company, with interest thereon as provided and solely from the sources stated in the Indenture and the Notes; and

2.                                       They will accordingly pay to MBIA the amount of such principal and interest (including principal and interest recovered under subparagraph (ii) of the first paragraph of the Policy, which principal and interest shall be deemed past due and not to have been paid), with interest thereon as provided in the Indenture, this Second Supplemental Indenture, and the Note, but only from the sources and in the manner provided herein for the payment of principal of and interest on the Notes to Holders, and will otherwise treat MBIA as the owner of such rights to the amount of such principal and interest.

H.                                    In connection with the issuance of additional Notes, the Company shall deliver to MBIA a copy of the disclosure document, if any, circulated with respect to such additional Notes.

I.                                         Copies of any amendments made to the documents executed in connection with the issuance of the Notes which are consented to by MBIA shall be sent to Standard & Poor’s Corporation.

J.                                        MBIA shall receive notice of the resignation or removal of the

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Trustee and shall provide consent to the appointment of a successor thereto.

K.                                    MBIA shall receive copies of all notices required to be delivered to Holders of Notes or to the Trustee pursuant to the Indenture and, on an annual basis, copies of the Company’s audited financial statements.  All notices required to be given to MBIA under the Indenture shall be in writing and shall be sent by registered or certified mail addressed to MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504 Attention:  Surveillance.

L.                                      The Company shall not enter into any agreement nor shall it consent to or participate in any arrangement pursuant to which Notes are tendered or purchased for any purpose other than the redemption and cancellation or legal defeasance of such Notes without the prior written consent of MBIA.

M.                                 Notwithstanding any other provision of the Indenture, so long as MBIA is not in default under the Policy, MBIA shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Notes (other than the right of the representative of a deceased beneficial owner of Notes to request a redemption of such Notes in accordance with the terms thereof).

N.                                    To the extent that the Indenture or this Second Supplemental Indenture confers upon or gives or grants to MBIA any right, remedy or claim under or by reason hereof, MBIA is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder.

O.                                    In addition, in any instance in which the consent of all or a certain percentage of the Holders of the Notes is required under the Indenture, MBIA’s consent will be required in addition to any such required holders’ consent, so long as MBIA is not in default under the Policy.

SECTION 4.                            EVENTS OF DEFAULT

For purposes of the Notes, an “Event of Default” as defined in paragraphs (1)-(4) of Section 501 of the Indenture shall be amended to read as follows:

“Event of Default” wherever used herein with respect to the Notes means any one of the following events:

(1)          failure to pay any interest on the Notes when due; or

(2)          failure to pay the principal of or premium, if any, on any Note on the Stated Maturity Date;

(3)          failure to perform or breach of any covenant or warranty of the Company in this Indenture for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company by the Holders of at least 33% in aggregate principal amount of

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the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4)          the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 45 consecutive days.

The provisions of Sections 501(5) and (6) of the Indenture shall apply to the Notes as if fully set forth herein without change.

The occurrence and continuation of an “Event of Default” under the Reimbursement and Indemnity Agreement shall also constitute an Event of Default with respect to the Notes.  Upon the occurrence and continuation of an “Event of Default” under the Reimbursement and Indemnity Agreement, MBIA may take whatever action at law or in equity that may appear necessary or desirable, including without limitation, giving notice to the Trustee of the occurrence of such “Event of Default”, or legal action (1) for the specific performance of any covenant made by the Company pursuant to the Reimbursement and Indemnity Agreement, (2) to the extent applicable, to collect the amounts then due and thereafter to become due under the Reimbursement and Indemnity Agreement, or (3) to enforce performance and observance of any obligation, agreement or covenant under the Reimbursement and Indemnity Agreement.

SECTION 5.                            INCORPORATION IN INDENTURE

From and after the date hereof, all provisions of this Second Supplemental Indenture shall be deemed to be incorporated in and made a part of the Indenture; and the Indenture and this Second Supplemental Indenture shall be read, taken, and construed as one and the same instrument.  In the event of any inconsistency between the terms of this Second Supplemental Indenture and the terms of the Indenture, the terms of this Second Supplemental Indenture shall control.

SECTION 6.                            GOVERNING LAW

This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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SECTION 7.                            EFFECTIVENESS OF AMENDMENTS AND SUPPLEMENTS

The amendment and supplements to the Indenture made by this Second Supplemental Indenture shall have effect only with respect to the Notes, and shall not be effective as to instruments of any other series previously or hereafter issued under the Indenture.

SECTION 8.                            COUNTERPARTS

This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.                            OTHER SECTIONS OF INDENTURE NOT AFFECTED

All Articles, Sections, and portions of Sections of the Indenture other than those amended or supplemented as provided above are hereby ratified, confirmed, and continued in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

CASCADE NATURAL GAS CORPORATION

		By	/s/ W. Brian Matsuyama
W. Brian Matsuyama,
President and Chief Executive Officer

[SEAL]

Attest:

/s/ Larry C. Rosok
Name:	Larry C. Rosok
Title:	Corporate Secretary

THE BANK OF NEW YORK

		By	/s/ Joseph A. Lloret
			Name:	Joseph A. Lloret
			Its:	Assistant Treasurer

[SEAL]

Attest:

/s/ Dorothy Miller
Name:	Dorothy Miller
Title:	Vice President

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STATE OF WASHINGTON	}
} ss.
COUNTY OF KING	}

On this day personally appeared before me                                                     , to me known to be the                                  of CASCADE NATURAL GAS CORPORATION, the Washington corporation that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such corporation, for the uses and purposes therein mentioned, and on oath stated that he was duly authorized to execute such instrument.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this                    day of                                                   , 2005.

Printed Name
NOTARY PUBLIC in and for the State of Washington,
residing at
My Commission Expires

STATE OF NEW YORK	}
} ss.
COUNTY OF NEW YORK	}

On this day personally appeared before me                                                     , to me known to be the                                     of THE BANK OF NEW YORK, the New York banking corporation that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such banking corporation, for the uses and purposes therein mentioned, and on oath stated that [he/she] was duly authorized to execute such instrument.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this                      day of                                                          , 2005.

Printed Name
NOTARY PUBLIC in and for the State of New York,
residing at
My Commission Expires

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EXHIBIT A

[FORM OF 5.25% INSURED QUARTERLY NOTES DUE FEBRUARY 1, 2035]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE TO BE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Unless and until this Note is exchanged in whole or in part for certificated Notes registered in the names of the various beneficial holders hereof, as then certified to the Company by the Depository or a successor depository, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

This instrument is a global instrument within the meaning of the Indenture hereinafter referred to and is registered in the name of a depository or a nominee of a depository.  This instrument is exchangeable for instruments registered in the name of a person other than the depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this instrument (other than a transfer of this instrument as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository) may be registered except in such limited circumstances.

No.	CUSIP No. 147339AJ4

CASCADE NATURAL GAS CORPORATION
5.25% Insured Quarterly Notes Due February 1, 2035

Principal Amount:	$30,000,000

Regular Record Dates:	Fifteenth calendar day of the month immediately preceding the month in which the applicable Interest Payment Date falls

Original Issue Date:	January 25, 2005

Stated Maturity Date:	February 1, 2035

Interest Payment Dates:	Quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning May 1, 2005

Interest Rate:	5.25% per annum

Authorized Denominations:	$1,000 or any integral multiple thereof

Initial Redemption Date:	February 1, 2010 (except with respect to redemption at the request of the representative of a deceased beneficial owners of Notes as and to the extent set forth herein)

Cascade Natural Gas Corporation, a corporation duly organized and existing under the laws of the State of Washington (herein called the “Company”, which term includes any successor corporation under the Indenture referred to hereinafter), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Thirty Million Dollars ($30,000,000) on the Stated Maturity Date specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 2005, at the Interest Rate per annum specified above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity Date or on a Redemption Date or upon acceleration) shall, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest as specified above next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity Date or on any Redemption Date will be paid to the Person to whom principal is payable.  Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes for this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates.  Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date, any Redemption Date or the Stated Maturity Date shall not be a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day, as if each such payment were made on the date such payment were due, and no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity Date, as the case may be, to such Business Day.

Payment of the principal of, and interest on, this Note at the Stated Maturity Date or earlier redemption shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) upon surrender of the Notes at the Corporate Trust Office of the Trustee or at such other office or agency as may be designated for such purpose by the Company from time to time.  Payment of interest on this Note shall be paid by wire transfer in immediately available funds (except that payment on certificated notes shall be paid by check except in certain circumstances) to the Person entitled thereto as indicated in the Instrument Register.  Payment of the principal of and interest on this Note, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

STATEMENT OF INSURANCE

MBIA Insurance Corporation (the “Insurer”) has issued a policy containing the following provisions, such policy being on file at The Bank of New York in New York, New York.

The Insurer, in consideration of the payment of the premium and subject to the terms of the policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be made by or on behalf of the Issuer to the Bank of New York or its successor (the “Paying Agent”) of an amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration, unless the Insurer elects in its sole discretion, to pay in whole or in part any principal due by reason of such acceleration);  and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law.  The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the “Insured Amounts.”  “Obligations” shall mean:

$30,000,000

Cascade Natural Gas Corporation

5.25% Insured Quarterly Notes Due February 1, 2035

Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with U.S. Bank Trust National Association, in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due.  Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to U.S. Bank Trust National Association, U.S. Bank Trust

National Association shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor.  The policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

As used herein, the term “owner” shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose.  The term owner shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

The policy is non-cancellable for any reason.  The premium on the policy is not refundable for any reason including the payment prior to maturity of the Obligations.

E N D O R S E M E N T

Attached to Policy No. [   ] (the “Policy”) issued by MBIA Insurance Corporation (the “Insurer”), to the Paying Agent, as defined in the Policy issued with respect to the Obligations.

It is further understood that the Policy shall guarantee to the owner or holder, as defined in the Policy, the full and complete payments required to be made by or on behalf of the Issuer if there occurs pursuant to the terms of the Obligations any payments in connection with the mandatory redemption of the Obligations at the option of representatives of deceased beneficial owners of the Obligations pursuant to Section 2 of the Second Supplemental Indenture, dated January 25, 2005, including any principal, interest or premium payments payable thereon, if any, as and when thereby required.

The endorsement forms a part of the Policy to which it is attached, effective on the inception date of the Policy.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CASCADE NATURAL GAS
CORPORATION

By
W. Brian Matsuyama,
President and Chief Executive Officer

ATTEST:
Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:
THE BANK OF NEW YORK
as Trustee

By:
Authorized Signatory

APPENDIX A – FORM OF REDEMPTION REQUEST

CASCADE NATURAL GAS CORPORATION

5.25% Insured Quarterly Notes Due February 1, 2035
(the “Notes”)

CUSIP NO. 147339AJ4

The undersigned,                           (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture of Trust dated as of August 1, 1992 (as supplemented, the “Indenture”) made by Cascade Natural Gas Corporation (the “Company”) and The Bank of New York, as Trustee (the “Trustee”), to The Depository Trust Company (the “Depositary”), the Company and the Trustee that:

1.                                       [Name of deceased Beneficial Owner] is deceased.

2.                                       [Name of deceased Beneficial Owner] had a $                      interest in the above-referenced Notes.

3.                                       [Name of Representative] is [Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $                      principal amount of the Notes be redeemed pursuant to the Indenture.  The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

4.                                       The Participant holds the interest in the Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

5.                                       The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates.  The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of                      ,         .

[PARTICIPANT NAME]

By:
Name:

Title:

(Reverse Side of Note)

This Note is one of a duly authorized issue of Instruments of the Company issued and issuable in one or more series under an Indenture, dated as of August 1, 1992 (such Indenture, as supplemented, together with any constituent instruments establishing the terms of particular Instruments, being herein called the “Indenture”), of the Company to The Bank of New York, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture.  This Note is one of the series designated on the face hereof as 5.25% Insured Quarterly Notes Due February 1, 2035 in the aggregate principal amount of $30,000,000.  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

The Company shall have the right, subject to the terms and conditions of the Indenture, to redeem this Note at any time on or after February 1, 2010 at the option of the Company, without premium or penalty, in whole or in part, from time to time, at a Redemption Price equal to 100% of the principal amount being redeemed plus unpaid accrued interest to the Redemption Date.

Notice of redemption shall be given by mail to Holders of Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.  In the event of redemption of this Note in part only, a new Note or Notes of this series, of like tenor, for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Notes have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his or her interest in the Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from the date of this offering through and including February 1, 2006 (the “Initial Period”), and during any twelve-month period which ends on and includes each February 1 thereafter (each such twelve-month period being hereinafter referred to as a “Subsequent Period”), (i) on behalf of a deceased Beneficial Owner any interest in the Notes which exceeds $25,000 principal amount (the “Individual Limitation”) or (ii) interests in the Notes exceeding $600,000 in aggregate principal amount (the “Annual Limitation”).  A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Notes in the Initial Period or any Subsequent Period in excess of the

Individual Limitation.  Any such redemption, to the extent that it exceeds the Individual Limitation for any deceased Beneficial Owner, shall not be included in the computation of the Annual Limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.  The Company may, at its option, redeem interests of deceased Beneficial Owners in the Notes, in the Initial Period or any Subsequent Period, in an aggregate principal amount exceeding the Annual Limitation.  Any such redemption, to the extent it exceeds the Annual Limitation, shall not reduce the Annual Limitation for any Subsequent Period.  On any determination by the Company to redeem Notes in excess of the Individual Limitation or the Annual Limitation, Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.

A request for redemption of an interest in the Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or by a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a “Representative”).  The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require.  The request shall specify the principal amount of the interest in the Notes to be redeemed.  The Participant shall thereupon deliver to the Depository a request for redemption substantially in the form attached as Appendix A hereto (a “Redemption Request”).  The Depository will, on receipt thereof, forward the same to the Trustee.  The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the Individual Limitation and Annual Limitation.  The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the Individual Limitation and Annual Limitation with the Company.  The Depository, the Trustee and the Company may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

Subject to the Individual Limitation and the Annual Limitation, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Notes on the next Interest Payment Date occurring not less than 30 days following the Company’s receipt of a Redemption Request from the Trustee.  If Redemption Requests exceed the aggregate principal amount of interests in Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests.  The Company may at any time notify the Trustee that it will redeem, on the next Interest Payment Date occurring not less than 30 days thereafter, all or any such lesser amount of Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the Individual Limitation and the Annual Limitation.  Any Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

The price the Company will pay for the Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment.  Subject to arrangements with the Depository, payment for interests in the Notes which are to be redeemed shall be made to the Depository upon presentation of Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depository which are to be fulfilled in connection with such payment.  The principal amount of any Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this Note shall not be included in the computation of either the Individual Limitation and the Annual Limitation for the Initial Period or for any Subsequent Period.

For purposes of this Note, a “Beneficial Owner” means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof.  In general, a determination of beneficial ownership in the Notes will be subject to the rules, regulations and procedures governing the Depository and institutions that have accounts with the Depository or a nominee thereof (“Participants”).

For purposes of this Note, an interest in a Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner.  The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant.  Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where the decedent has the right to receive all or a portion of the income and such person has substantially all of the rights of a Beneficial Owner during such person’s lifetime.

In the case of a Redemption Request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Notes, the Notes which are the subject of such pending Redemption Request shall be redeemed prior to any other Notes.

Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depository and by the Depository to the Trustee not less than 60 days prior to the Interest Payment Date on which such Notes are eligible for redemption.

The Company may, at its option, purchase any Notes for which Redemption Requests have been received in lieu of redeeming such Notes.  Any Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

During such time or times as this Note is not represented by a Global Security and is issued in definitive form, all references in this Note to Participants and the Depository, including the Depository’s governing rules, regulations and procedures shall be deemed deleted, all determinations which under this Note the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in this Note or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all Redemption Requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by this Note.

If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of and interest on the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Instruments of each series affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Instruments then Outstanding, on behalf of the Holders of all Instruments, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer or exchange of this Note is registrable in the Instrument Register, upon surrender of this Note for registration of transfer or exchange at the offices of The Bank of New York, New York City, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Instrument Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees or to the Holder, as the case may be.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Notes of this series are issuable only in registered form, without coupons, in denominations of $1,000, and any amount in excess thereof that is an integral multiple of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like tenor and aggregate principal amount of Notes of this series, of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at the office or agency designated by the Company from time to time.  The Company shall not be required to (a) issue, register the transfer of or exchange Notes of this series during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes of this series called for redemption or (b) issue, register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or
other identifying number of assignee]

[please print or typewrite name and address of assignee]

the within Note of CASCADE NATURAL GAS CORPORATION and does hereby irrevocably constitute and appoint                                           , Attorney, to transfer said Note on the books of the above-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.